EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-110674, 333-91013, 333-85257, and 333-46255), and Registration Statements on Form S-8 (Nos. 333-123284, 333-102654, and 333-91867) of our report dated March 14, 2006, relating to the financial statements of Double Eagle Petroleum Co. appearing in this Annual Report on Form 10-K of Double Eagle Petroleum Co. for the year ended December 31, 2005 and 2004.
HEIN & ASSOCIATES LLP
Denver, Colorado
March 14, 2006